As filed with the Securities and Exchange Commission on May 21, 2002,
                             Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ______________________
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            _______________________

                         Longs Drug Stores Corporation
             (Exact name of registrant as specified in its charter)

     Maryland                                           68-0048627
(State or other jurisdiction                         (I.R.S. Employer
of incorporation or organization)                   Identification No.)

     141 North Civic Drive                                   94596
     Walnut Creek, California                              (Zip Code)
(Address of Principal Executive Offices)

                         LONGS DRUG STORES CORPORATION
                       DEFERRED COMPENSATION PLAN OF 1995
                              (Full title of plan)

                            DOW, LOHNES & ALBERTSON, PLLC
                                    Counsel
                        1200 New Hampshire Avenue, N.W.
                                    Suite 800
                             Washington, D.C. 20036
                    (Name and Address of agent for service)

                     Telephone number of agent for service:
                                 (202) 776-2000

                        CALCULATION OF REGISTRATION FEE


------------------------ ---------------- ---------------------- -------------------- -----------------
Title Of Securities      Amount Being     Proposed Maximum       Proposed Maximum     Amount Of
Being Registered         Registered       Offering Price         Aggregate Offering   Registration Fee
                                                                 Price (*)
------------------------ ---------------- ---------------------- -------------------- -----------------
------------------------ ---------------- ---------------------- -------------------- -----------------
Deferred Compensation    20,000,000       100%                   $20,000,000          $1,840.00
Obligations
------------------------ ---------------- ---------------------- -------------------- -----------------

(*) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 (the "Securities Act").

                                     PART I

                     STATEMENT UNDER GENERAL INSTRUCTION E
                     REGISTRATION OF ADDITIONAL SECURITIES

     The Registrant previously filed a Registration Statement on Form S-8 with the Securities and Exchange Commission on June 6, 1995 (File No. 33-60005) (the "Previous Form S-8") in connection with the registration of its then deferred compensation obligations under the Longs Drug Stores Corporation Deferred Compensation Plan of 1995 (the "Plan").

     Pursuant to General Instruction E to Form S-8, this Registration Statement is filed by the Registrant solely to register an additional $20,000,000 of deferred compensation obligations pursuant to the terms of the Plan. Pursuant to General Instruction E, and unless otherwise noted herein, this Registration Statement incorporates by reference the contents of the Previous Form S-8, including all exhibits thereto and all periodic reports that the Registrant filed after the Previous Form S-8, or will file after this Registration Statement, to maintain current information about the Registrant.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5.  Interest of Named Experts and Counsel.

     None.

Item 8.  Exhibits

Exhibit Number     Description of Exhibit                        Page
--------------     ----------------------                        ----

5                  Opinion of Dow, Lohnes & Albertson, PLLC        5
23.1               Independent Auditors' Consent                   7
23.2               Consent of Dow, Lohnes & Albertson, PLLC        5
                   (contained in their opinion in Exhibit 5)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Walnut Creek, State of California as of the 21st day of May, 2002.

                                         LONGS DRUG STORES CORPORATION

                                         By: /s/ H. R. Somerset
                                         ----------------------
                                         H. R. Somerset
                                         President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement is to be signed by the following persons in the capacities and on the dates indicated.


Signature                   Capacity                            Date
---------                   --------                            ----


/s/ H. R. Somerset          President, Chief Executive          May 20, 2002
------------------          Officer and Director
    H. R. Somerset

/s/ S. F. McCann            Senior Vice President and           May 20, 2002
----------------            Chief Financial Officer
    S. F. McCann            and Treasurer
                            (Principal Financial Officer)

/s/ G. L. White             Vice President, Controller and      May 20, 2002
---------------             Assistant Secretary
    G. L. White             (Principal Accounting Officer)

/s/ A. G. Wagner            Director                            May 20, 2002
----------------
    A. G. Wagner

/s/ R. M. Brooks            Director                            May 20, 2002
----------------
    R. M. Brooks

/s/ W. G. Combs             Director                            May 20, 2002
---------------
    W. G. Combs

                                      -3-

/s/ W. L. Chenevich         Director                            May 20, 2002
-------------------
    W. L. Chenevich

/s/ R. A. Plomgren          Director                            May 20, 2002
------------------
    R. A. Plomgren

/s/ D. L. Sorby             Director                            May 20, 2002
---------------
    D. L. Sorby

                                                                       Exhibit 5
            [Dow, Lohnes & Albertson, PLLC Letterhead Appears Here]

                                  May 21, 2002

Longs Drug Stores Corporation
141 North Civic Drive
Walnut Creek, California  94596

     Re:  Registration Statement on Form S-8

Gentlemen:

     We have acted as special counsel for Longs Drug Stores Corporation, a Maryland corporation ("Longs"), in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Longs with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), pertaining to a deferred compensation obligation in the amount of $20,000,000 being assumed by Longs pursuant to the Longs Drug Stores Corporation Deferred Compensation Plan of 1995 (the "Plan"). At your request, we are providing this opinion to you for filing as Exhibit 5 to the Registration Statement.

     In preparing this opinion we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (a) the Registration Statement; (b) Longs' Certificate of Incorporation and Bylaws; (c) the Plan; and (d) certain records of Longs' corporate proceedings as reflected in its minutes relating to the Plan and the issuance of the interests thereunder.

     As to matters of fact relevant to our opinion, we have relied upon (i) oral and written statements and representations of officers and other representatives of Longs without further investigation, and (ii) the accuracy and completeness of all records, documents and reports of Longs or any of its subsidiaries made available to us. In our examination of the foregoing documents, we have assumed: (i) the authenticity of all documents submitted to us as originals, the conformity with authentic original documents of all documents submitted to us as originals, the conformity with authentic original documents of all documents submitted to us as certified or photostatic copies or forms, the authenticity of the originals of such latter documents, the genuineness of all signatures and the legal capacity of natural persons, the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and (ii) that the foregoing documents, in the forms thereof submitted for our review, have not been altered, amended or repealed in any respect material to our opinion as stated herein. We have not reviewed any documents other than the documents listed above for purposes of rendering our opinion as expressed herein, and we assume that there exists no provision of any such other document that bears upon or is inconsistent with our opinion as expressed herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements, representations and information set forth therein and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.

     We are members of the Bar of the District of Columbia and do not purport to be experts on, or generally familiar with, or certified to express legal conclusions based upon, the laws of any other jurisdiction, other than the laws of the United States to the extent applicable hereto. Accordingly, as to matters of law set forth below, our opinion is limited to matters of law under the laws of the District of Columbia and the laws of the United States to the extent applicable hereto. We express no opinion as to conflicts of law rules or the laws of any states or jurisdictions, including federal laws regulating securities or other federal laws, or the rules and regulations of stock exchanges or any other regulatory body, other than as specified above.

     Based upon the foregoing, subject to the other qualifications stated herein and assuming that the Registration Statement will have become effective and comply with all applicable laws, we are of the opinion that the obligations under the Plan will, when arising under the Plan in accordance with its terms, constitute valid and binding obligations of the Company.

     The opinion set forth above is subject to the following additional qualifications: (i) the enforceability of agreements, documents and instruments is subject to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefore may be brought, regardless of whether enforcement is sought in a proceeding in equity or at law, and bankruptcy, reorganization, insolvency, fraudulent conveyance or transfer, moratorium (whether general or specific) and other laws affecting creditors' rights or the relief of debtors generally; and (ii) we express no opinion concerning the enforceability of (A) waivers of notice or of any other constitutional, statutory or common law rights, including, without limitation, waiver of stay, extension or usury laws, and (B) indemnification or contribution provisions to the extent such provisions are deemed to violate federal or state securities laws or public policy.

     We assume no obligation to advise you of any changes to the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and shall not be quoted in whole or in part or otherwise referred to, nor filed with or furnished to or relied upon by any governmental agency or other person or other entity, without the prior written consent of this firm. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to Longs or the Plan.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement, provided, however, that in giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

                                        Very truly yours,

                                        DOW, LOHNES & ALBERTSON, PLLC

                                        By:  /s/ Paul R. Lang
                                             ----------------
                                                 Paul R. Lang, Member

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Longs Drug Stores Corporation on Form S-8 of our report dated March 1, 2002, appearing in the Annual Report on Form 10-K of Longs Drug Stores Corporation for the year ended January 31, 2002.



/s/ DELOITTE & TOUCHE LLP
-------------------------
Deloitte & Touche LLP
San Francisco, California
May 21, 2002